Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
August 3, 2011		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2011 RESULTS

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $831 million, or $1.68 per Common share.

•	After-tax adjusted operating income for the Financial Services Businesses of $843 million, or $1.71 per Common share compared to 88 cents per Common share in the year-ago quarter.

•	Operational highlights for the second quarter:

•	Individual Annuity account values, record-high $116.0 billion at June 30, up 33% from a year earlier; gross sales for the quarter of $4.6 billion; net sales $2.6 billion.

•

Retirement account values, record-high $220.7 billion at June 30, up 22% from a year earlier; Total Retirement gross deposits and sales of $9.7 billion and net additions of $4.1 billion for the quarter, including Full Service Retirement gross deposits and sales of $4.1 billion and net withdrawals of $86 million.

•

Asset Management segment assets under management, record-high $583.5 billion at June 30, up 20% from a year earlier; net institutional additions for the quarter, excluding money market activity, $5.0 billion.

•	Individual Life annualized new business premiums of $68 million, compared to $61 million a year ago.

•	Group Insurance annualized new business premiums of $52 million, compared to $42 million a year ago.

•

International Insurance constant dollar basis annualized new business premiums of $737 million, including $193 million from the acquired Star and Edison operations, compared to $419 million a year ago.

•	Total assets under management reach record-high $883 billion at June 30, up 28% from a year earlier.

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•	Financial items:

Significant items included in current quarter adjusted operating income:

•	Pre-tax charges of $36 million in Individual Annuities to strengthen reserves for guaranteed death and income benefits and increase amortization of deferred policy acquisition and other costs.

•	Pre-tax benefit of $61 million in Asset Management from sale of a portion of a real estate seed investment.

•	Pre-tax net charge of $50 million in International Insurance for estimated claims and expenses arising from the earthquake and tsunami in Japan in March, 2011.

•

Pre-tax charge of $29 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $3.1 billion at June 30, 2011, essentially unchanged from December 31, 2010; net unrealized gains of $7.0 billion at June 30, 2011 compared to $5.7 billion at December 31, 2010.

•

GAAP book value for Financial Services Businesses, $33.6 billion or $68.09 per Common share at June 30, 2011, compared to $31.0 billion or $63.11 per Common share at December 31, 2010. Book value per Common share excluding unrealized gains and losses on investments and pension / postretirement benefits, $62.97 at June 30, 2011 compared to $59.48 at December 31, 2010.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $831 million ($1.68 per Common share) for the second quarter of 2011, compared to $798 million ($1.70 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $843 million ($1.71 per Common share) for the second quarter of 2011, compared to $409 million (88 cents per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first half of 2011, net income for the Financial Services Businesses attributed to Prudential Financial, Inc. amounted to $1.420 billion ($2.89 per Common share) compared to $1.334 billion ($2.85 per Common share) for the first half of 2010. First half 2011 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.678 billion ($3.40

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per Common share) compared to $1.085 billion ($2.33 per Common share) for the first half of 2010.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition. Giving effect to the impact of acquisition financing reflecting debt securities and Common shares issued in late 2010, absorption of integration costs of approximately 4 cents per share, and results of operations excluding the estimated impact of claims and expenses associated with the March 2011 earthquake and tsunami in Japan, the acquisition resulted in adjusted operating income of approximately 5 cents per Common share for the Financial Services Businesses in the second quarter of 2011. Since Gibraltar Life, inclusive of the acquired businesses, is included in the company’s reported results of operations on a one month lag basis, results of the Financial Services Businesses for the first half of 2011 include the results for the initial four months of operations of Star and Edison from the date of acquisition.

“We are pleased with our strong results for the second quarter, driven by solid performance across our businesses and substantial earnings growth in each of our operating divisions. Our robust business fundamentals reflect the effective execution of tactics and strategies that are enhancing our earnings power and achieving our objectives in the markets that we serve. Differentiation in talent and businesses is evident in our quarterly results. We are continuing to build our franchise by providing innovative solutions for protection and retirement income security needs, and our sustained commitment to our selected markets has enhanced our value proposition to clients and distribution partners. Our organic business growth in U.S. and international markets is bolstered by the expanded distribution opportunities and client base from the Star and Edison businesses we acquired in Japan earlier this year, with business integration on track,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $621 million for the second quarter of 2011, compared to $130 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $221 million in the current quarter, compared to a loss, on an adjusted operating income basis, of $131 million in the year-ago quarter. Current quarter results include charges of $20 million to strengthen reserves for guaranteed minimum death and income benefits and $16 million representing a net increase in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included net charges of $284 million from adjustment of these items to reflect an update of estimated profitability. These charges for both the current quarter and the year-ago quarter were largely driven by the impact of market performance on customer account values relative to our assumptions during the respective periods. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $104 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $173 million for the current quarter, compared to $137 million in the year-ago quarter. The increase resulted primarily from higher fees associated with growth in retirement account values and a greater contribution from net investment spread results.

The Asset Management segment reported adjusted operating income of $227 million for the current quarter, compared to $124 million in the year-ago quarter. The increase came primarily from improved results from proprietary investing activities, reflecting a $61 million gain from the

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sale of a portion of a real estate seed investment, and more favorable results from commercial mortgage activities. The remainder of the improvement in results came mainly from higher asset management fees reflecting growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $179 million for the second quarter of 2011, compared to $120 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $130 million for the current quarter, compared to $88 million in the year-ago quarter. Results for the year-ago quarter reflected a negative impact of approximately $30 million from adjustments of net amortization of deferred policy acquisition costs and other items related to separate account performance, while such performance in relation to our assumptions did not have a significant impact on current quarter results. In addition, current quarter results reflected improved mortality experience in comparison to the year-ago quarter.

The Group Insurance segment reported adjusted operating income of $49 million in the current quarter, compared to $32 million in the year-ago quarter. The increase reflects more favorable group life underwriting results in the current quarter.

The International Insurance segment reported adjusted operating income of $590 million for the second quarter of 2011, compared to $466 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $346 million for the current quarter, compared to $291 million in the year-ago quarter. Current quarter results benefited $6 million from an update of the estimated impact of claims and expenses associated with the March 2011 earthquake and tsunami disaster in Japan. Excluding this item, adjusted operating income increased $49 million from the year-ago quarter, reflecting continued business growth as well as more favorable mortality and lower expenses in the current quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $244 million for the current quarter, compared to $175 million in the year-ago quarter. Current quarter results include a charge of $56 million reflecting the estimated impact of claims and expenses associated with the March 2011 earthquake and tsunami disaster in Japan, which is included in second quarter results because Gibraltar Life, inclusive of the Star and Edison

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businesses acquired on February 1, 2011, is included in the Company’s reported results on a one-month lag basis. In addition, results for the current quarter reflect absorption of $29 million of integration costs related to the acquisition of Star and Edison. Excluding these items, adjusted operating income increased $154 million from the year-ago quarter, including an estimated contribution of $113 million from operations of the Star and Edison businesses. The remainder of the increase came primarily from a greater contribution from investment results reflecting growth in fixed annuity balances, and from business growth reflecting expanding bank channel sales of protection life insurance products. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $9 million on segment results in comparison to the year-ago quarter, including $7 million within Gibraltar Life and Other operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $231 million in the second quarter of 2011, compared to a loss of $180 million in the year-ago quarter. The increased loss reflected a higher level of expenses in the current quarter than the year-ago quarter as well as a decline in results from the Company’s real estate and relocation business, which reported a break-even result in the current quarter compared to adjusted operating income of $10 million in the year-ago quarter.

Assets under management amounted to $883 billion at June 30, 2011, compared to $784 billion at December 31, 2010 and $690 billion a year earlier.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $831 million for the second quarter of 2011, compared to $798 million in the year-ago quarter.

Current quarter net income includes $11 million of pre-tax net realized investment losses and related charges and adjustments. Losses from impairments and sales of credit-impaired investments amounted to $187 million. These losses were essentially offset by net gains from general portfolio activities and net gains of $62 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products.

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At June 30, 2011, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.093 billion, including $2.314 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $820 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at June 30, 2011 include $1.787 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.100 billion at December 31, 2010. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $7.037 billion at June 30, 2011, compared to $5.726 billion at December 31, 2010.

Net income for the current quarter also reflects pre-tax increases of $177 million in recorded asset values and $178 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $2 million of pre-tax losses from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $620 million of pre-tax net realized investment gains and related charges and adjustments, increases of $79 million in recorded assets and $144 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and pre-tax losses of $7 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

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The Closed Block Business reported income from continuing operations before income taxes of $9 million for the second quarter of 2011, compared to $404 million for the year-ago quarter. Current quarter results include pre-tax net realized investment gains of $215 million, compared to $421 million in the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $7 million for the second quarter of 2011 and $279 million for the year-ago quarter.

For the first half of 2011, the Closed Block Business reported income from continuing operations before income taxes of $36 million, compared to $663 million for the first half of 2010. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $26 million for the first half of 2011, compared to $440 million for the first half of 2010.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $838 million for the second quarter of 2011 compared to $1.077 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $1.446 billion for the first half of 2011 and $1.774 billion for the first half of 2010.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting

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Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events

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resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange

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movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2010, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 4, 2011 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations

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Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 4, through August 11, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 194715.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $883 billion of assets under management as of June 30, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,508	$3,808	$10,338	$7,339
Policy charges and fee income	1,038	888	2,020	1,748
Net investment income	2,526	2,109	4,831	4,182
Asset management fees, commissions and other income	1,078	871	2,162	1,595

Total revenues	10,150	7,676	19,351	14,864

Benefits and expenses:
Insurance and annuity benefits	5,162	4,000	9,813	7,431
Interest credited to policyholders’ account balances	934	875	1,763	1,721
Interest expense	290	258	569	509
Other expenses	2,605	2,007	4,893	3,746

Total benefits and expenses	8,991	7,140	17,038	13,407

Adjusted operating income before income taxes	1,159	536	2,313	1,457
Income taxes, applicable to adjusted operating income	316	127	635	372

Financial Services Businesses after-tax adjusted operating income (1)	843	409	1,678	1,085

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(11)	620	(371)	560
Investment gains on trading account assets supporting insurance liabilities, net	177	79	160	331
Change in experience-rated contractholder liabilities due to asset value changes	(178)	(144)	(144)	(464)
Divested businesses	(2)	(7)	(3)	(14)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	18	18	(115)	(18)

Total reconciling items, before income taxes	4	566	(473)	395
Income taxes, not applicable to adjusted operating income	14	174	(123)	182

Total reconciling items, after income taxes	(10)	392	(350)	213

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	833	801	1,328	1,298
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(18)	(18)	62	18

Income from continuing operations attributable to Prudential Financial, Inc.	815	783	1,390	1,316
Earnings attributable to noncontrolling interests	29	27	54	1

Income from continuing operations (after-tax) of Financial Services Businesses	844	810	1,444	1,317
Income from discontinued operations, net of taxes	16	15	30	18

Net income of Financial Services Businesses	860	825	1,474	1,335
Less: Income attributable to noncontrolling interests	29	27	54	1

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$831	$798	$1,420	$1,334

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2011	2010	2011	2010
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.71	$0.88	$3.40	$2.33
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(0.02)	1.32	(0.75)	1.19
Investment gains on trading account assets supporting insurance liabilities, net	0.36	0.17	0.32	0.70
Change in experience-rated contractholder liabilities due to asset value changes	(0.36)	(0.31)	(0.29)	(0.98)
Divested businesses	—	(0.01)	(0.01)	(0.03)
Difference in earnings allocated to participating unvested share-based payment awards	—	(0.01)	0.01	(0.01)

Total reconciling items, before income taxes	(0.02)	1.16	(0.72)	0.87
Income taxes, not applicable to adjusted operating income	0.04	0.38	(0.15)	0.39

Total reconciling items, after income taxes	(0.06)	0.78	(0.57)	0.48

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	1.65	1.66	2.83	2.81
Income from discontinued operations, net of taxes	0.03	0.04	0.06	0.04

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$1.68	$1.70	$2.89	$2.85

Weighted average number of outstanding Common shares (basic)	486.0	464.3	485.4	463.7

Weighted average number of outstanding Common shares (diluted) (3)	494.8	468.2	494.4	472.4

Direct equity adjustment for earnings per share calculation (2)	$8	$10	$17	$20
Earnings related to interest, net of tax, on exchangeable surplus notes (3)	$5	$5	$9	$9
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$12	$6	$23	$14
Income from continuing operations (after-tax) of Financial Services Businesses	$11	$10	$19	$17
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$33,623	$28,233
Per share of Common Stock - diluted	68.09	59.94
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$31,096	$26,758
Per share of Common Stock - diluted	62.97	56.81
Number of diluted shares at end of period	493.8	471.0

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$221	$(131)	$513	$113
Retirement	173	137	345	306
Asset Management	227	124	381	207

Total U.S. Retirement Solutions and Investment Management Division	621	130	1,239	626

Individual Life	130	88	226	179
Group Insurance	49	32	89	85

Total U.S. Individual Life and Group Insurance Division	179	120	315	264

International Insurance	590	466	1,262	957

Total International Insurance Division	590	466	1,262	957

Corporate and Other operations	(231)	(180)	(503)	(390)

Financial Services Businesses adjusted operating income before income taxes	1,159	536	2,313	1,457

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(11)	620	(371)	560
Investment gains on trading account assets supporting insurance liabilities, net	177	79	160	331
Change in experience-rated contractholder liabilities due to asset value changes	(178)	(144)	(144)	(464)
Divested businesses	(2)	(7)	(3)	(14)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	18	18	(115)	(18)

Total reconciling items, before income taxes	4	566	(473)	395

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,163	$1,102	$1,840	$1,852

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$4,551	$5,340	$11,384	$10,237

Net sales	$2,573	$3,548	$7,391	$6,727

Total account value at end of period	$116,027	$87,359

Retirement Segment:
Full Service:
Deposits and sales	$4,128	$4,037	$8,976	$9,642

Net additions (withdrawals)	$(86)	$286	$(165)	$1,391

Total account value at end of period	$146,580	$125,176

Institutional Investment Products:
Gross additions	$5,592	$3,692	$11,377	$5,568

Net additions	$4,155	$1,690	$8,812	$1,427

Total account value at end of period	$74,131	$55,965

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$256.2	$203.5
Retail customers	109.3	84.2
General account	218.0	196.6

Total Investment Management and Advisory Services	$583.5	$484.3

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$10.8	$15.2	$23.2	$22.9

Net additions, other than money market	$5.0	$10.9	$10.9	$12.9

Retail Assets Under Management (in billions):
Gross additions, other than money market	$5.0	$6.8	$11.1	$11.6

Net additions (withdrawals), other than money market	$(0.2)	$2.9	$1.8	$4.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$6	$5	$13	$10
Universal life	22	17	45	37
Term life	40	39	75	82

Total	$68	$61	$133	$129

Group Insurance Annualized New Business Premiums (4):
Group life	$22	$23	$414	$280
Group disability	30	19	138	108

Total	$52	$42	$552	$388

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$802	$419	$1,482	$830

Constant exchange rate basis:	$737	$419	$1,370	$825

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Closed Block Business Data:
Income Statement Data:
Revenues	$1,804	$2,018	$3,351	$3,810
Benefits and expenses	1,795	1,614	3,315	3,147

Income from continuing operations before income taxes	9	404	36	663
Income taxes	2	125	10	223

Closed Block Business income from continuing operations	7	279	26	440
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net income	7	279	26	440
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$7	$279	$26	$440

Direct equity adjustment for earnings per share calculation (2)	(8)	(10)	(17)	(20)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(1)	$269	$9	$420

Income (loss) from continuing operations per share of Class B Stock	$(0.50)	$134.50	$4.50	$210.00
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net income (loss) per share of Class B Stock	$(0.50)	$134.50	$4.50	$210.00

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,420	$1,491
Per Share of Class B Stock	710.00	745.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,348	$1,324
Per Share of Class B Stock	674.00	662.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$12,247	$10,987	$22,433	$20,234
Benefits and expenses	11,075	9,481	20,557	17,719

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,172	1,506	1,876	2,515
Income tax expense	332	426	522	777

Income from continuing operations before equity in earnings of operating joint ventures	840	1,080	1,354	1,738
Equity in earnings of operating joint ventures, net of taxes	11	9	116	19

Income from continuing operations	851	1,089	1,470	1,757
Income from discontinued operations, net of taxes	16	15	30	18

Consolidated net income	867	1,104	1,500	1,775
Less: Income attributable to noncontrolling interests	29	27	54	1

Net income attributable to Prudential Financial, Inc.	$838	$1,077	$1,446	$1,774

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	$831	$798	$1,420	$1,334
Closed Block Business	7	279	26	440

Consolidated net income attributable to Prudential Financial, Inc.	$838	$1,077	$1,446	$1,774

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$613.4	$496.0
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$583.5	$484.3
Non-proprietary assets under management	167.3	118.3

Total managed by U.S. Retirement Solutions and Investment Management Division	750.8	602.6
Managed by U.S. Individual Life and Group Insurance Division	13.5	13.2
Managed by International Insurance Division	118.9	74.0

Total assets under management	883.2	689.8
Client assets under administration	89.4	71.1

Total assets under management and administration	$972.6	$760.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the three months ended June 30, 2010, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for non-GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the three months ended June 30, 2010 for GAAP measures is 473.3 million.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 92 per U.S. dollar; Korean won 1190 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.